Exhibit 10.4

INVESTOR SERVICES AGREEMENT

THIS INVESTOR SERVICES AGREEMENT, effective as of July 1, 2012 (the “Agreement”), is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”), and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Wells REF”).
W I T N E S S E T H

WHEREAS, the Company and Wells Real Estate Advisory Services II, LLC (the “Advisor”) are currently parties to an advisory agreement that became effective on April 1, 2012, covering the period from April 1, 2012 through June 30, 2012 (the “April Advisory Agreement”);
WHEREAS, the Company and the Advisor desire to enter a new advisory agreement for the period from July 1, 2012 through December 31, 2012 (the “Initial Term Advisory Agreement”);
WHEREAS, the Company and the Advisor desire that the services relating to stockholder services and communications currently performed by the Advisor pursuant to the April Advisory Agreement be performed pursuant to this Investor Services Agreement between the Company and Wells REF;
WHEREAS, the Company desires to avail itself of the experience, sources of information, assistance and certain facilities available to Wells REF with respect to stockholder services and communications and to have Wells REF undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company all as provided herein;
WHEREAS, Wells REF is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Advisor. Wells Real Estate Advisory Services II, LLC, a Georgia limited liability corporation, any successor advisor to the Company, or any Person(s) to which Wells Real Estate Advisory Services II, LLC or any successor advisor subcontracts substantially all of its functions.
April Advisory Agreement. The agreement between the Advisor and the Company effective as of April 1, 2012 for the period from April 1, 2012 through June 30, 2012.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other

Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a Wells REF-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Conflicts Committee. “Conflicts Committee” shall have the meaning set forth in the Articles of Incorporation.
Director. A member of the Board of Directors of the Company.

Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Listing. The listing of the Shares on a national securities exchange or over-the-counter market.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.
Initial Term Advisory Agreement. The agreement between the Advisor and the Company effective as of July 1, 2012 for the period from July 1, 2012 through December 31, 2012
Shares. The Company's shares of common stock, par value $0.01 per share.
Wells REF. Wells Real Estate Funds, Inc., a Georgia corporation.

2.Appointment. The Company hereby appoints Wells REF to provide stockholder and communications services on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment.

3.Duties and Authority of Wells REF. Wells REF undertakes to provide the Company's stockholder and communications services, which include, but are not limited to, the following activities:

(a)ensuring that all activities regarding the services of a registered transfer agent are performed, including but not limited to escheatment services, proxy services, quarterly stockholder statements, stockholder confirmations, re-registrations, transfers, distributions, dividend reinvestments and any other stockholder record-keeping and reporting;
(b)the logistics and, in certain cases where required, the production of written materials for all required communications with stockholders, including the annual report, quarterly statements, proxy services, and other required notices to stockholders;
(c)the logistics and production of written materials for all other communications deemed necessary, but not required, to stockholders and financial advisors;
(d)maintaining the services of the client services call center as currently provided under the April Advisory Agreement;
(e)facilitation of all annual tax reporting requirements to stockholders, including responding to client service calls relating to tax reporting;
(f)all necessary compliance and risk management functions relating to the above activities;
(g)all necessary information technology support and services as related to the above activities; and
(h)any other client services and stockholder communications services that are currently being performed for the Company by the Advisor.
To facilitate Wells REF's performance of these services, but subject to the restrictions included in Paragraphs 4 and 6 and to the continuing and exclusive authority of the Board over the management of the Company and the Partnership, the Company hereby delegates to Wells REF the authority to, and Wells REF hereby agrees to, either directly or by engaging an Affiliate:
(i)maintain and preserve the books and records of the Company, including a stock ledger reflecting a record of the stockholders and their ownership of the Shares and overseeing and interfacing with the transfer agent for the Shares; and
(j)with respect to the provision of stockholder and communications activities contemplated by this Agreement, investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as Wells REF deems necessary to the proper performance of its obligations hereunder, including but not limited to transfer agents, correspondents, technical advisors, attorneys, escrow agents, depositaries, custodians, and any and all agents for any of the foregoing, including Affiliates of Wells REF, and Persons acting in any other capacity deemed by Wells REF necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company for which it has the express written consent of the Company with any of the foregoing.

4.Modification or Revocation of Authority of Wells REF. The Board may, at any time upon the giving of notice to Wells REF, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by Wells REF and shall not be applicable to transactions to which Wells REF has committed the Company prior to the date of receipt by Wells REF of such notification.

5.Records; Access. Wells REF shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. Wells REF shall at all reasonable times have access to the books and records of the Company.

6.Limitations on Activities. Notwithstanding anything to the contrary in this Agreement, Wells REF shall refrain from taking any action which, in its sole judgment made in good faith, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case Wells REF shall notify promptly the Board of Wells REF's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event Wells REF shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, Wells REF, its directors, officers, employees and stockholders, and stockholders, directors and officers of Wells REF's Affiliates shall not be liable to the Company or its stockholders for any act or omission by Wells REF, its directors, officers or employees, or stockholders, directors or officers of Wells REF's Affiliates except as provided in Paragraphs 14 and 15 of this Agreement.

7.Expenses.

(a)Reimbursable Expenses. The Company shall pay directly or reimburse Wells REF for all of the expenses paid or incurred by Wells REF (to the extent not reimbursable by another party) in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)the actual cost of goods and services used by the Company and obtained from entities not affiliated with Wells REF;
(ii)all expenses in connection with meetings of stockholders;
(iii)expenses in connection with payments of Distributions in cash or otherwise made or caused to be made by the Company to the stockholders;
(iv)expenses related to maintaining communications with stockholders, including the cost of printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities; and
(v)administrative service expenses, including all costs and expenses incurred by Wells REF in fulfilling its duties hereunder, such as reasonable wages and salaries (but excluding bonuses) and other employee-related expenses of all employees of Wells REF or its Affiliates to the extent engaged in the provision of services under this Agreement, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to their services provided hereunder.
(b)Other Services. Should the Board request that Wells REF or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are mutually agreed by Wells REF and the Conflicts Committee, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement. In addition, these other services shall not be subject to the limit on reimbursements under Paragraph 7(c) below.
(c)Timing of and Limitation on Reimbursements.
(i)Expenses incurred by Wells REF on behalf of the Company and payable pursuant to this Paragraph 7 shall be reimbursed to Wells REF on a at least a monthly basis. Wells REF shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.
(ii)Notwithstanding the foregoing, the Company shall have no obligation to reimburse Wells REF any expenses contemplated under Paragraph 7(a) above to the extent such reimbursement would cause the limits imposed by Paragraphs 9(c)(ii) and 9(c)(iii) of the Initial Term Advisory Agreement to be exceeded.
8.Other Activities of Wells REF. General. Nothing contained herein shall preclude Wells REF from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Wells REF or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of Wells REF or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Wells REF shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Wells REF's obligations to the Company pursuant to this Agreement and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
9.Representations and Warranties.
(a)Of the Company. To induce Wells REF to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the

Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of Wells REF. To induce Company to enter into this Agreement, Wells REF represents and warrants that:
(i)Wells REF is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)Wells REF's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms. Wells REF's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon Wells REF's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Wells REF's articles of incorporation or bylaws, or any law, statute, rule or regulation to which Wells REF is subject, or any agreement, instrument, order, judgment or decree by which Wells REF is bound, in any such case in a manner that would have a material adverse effect on the ability of Wells REF to perform any of its obligations under this Agreement.
(iii)Wells REF has received copies of the (A) Articles of Incorporation, (B) Bylaws, (C) registration statements relating to the Company's past and ongoing public offerings, and (D) the Partnership's limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Wells REF warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Conflicts Committee.
10.Term; Termination of Agreement. This Agreement shall commence on July 1, 2012, and continue in force through December 31, 2012. This Agreement may be continued for an unlimited number of successive one-year renewals upon mutual consent of the parties. The Company, acting through the Board, will evaluate the performance of Wells REF annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.
11.Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by majority of the Conflicts Committee or a majority of the Board of Directors of Wells REF, as the case may be). The provisions of Paragraphs 1, 5, 6, and 13 through 24 shall survive the termination of this Agreement.
12.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of a majority of the Conflicts Committee. Notwithstanding the foregoing, an assignment to Wells Capital, Inc. will not require Conflicts Committee approval. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the prior written consent of Wells REF, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
13.Payments to and Duties of Wells REF upon Termination.
(a)Upon termination of this Agreement by either party, Wells REF shall not be entitled to reimbursement for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses payable to Wells REF prior to termination of this Agreement
(b)Wells REF shall promptly upon termination:
(i)deliver to the Company the book and records of the Company; and
(ii)cooperate with the Company to provide an orderly transition of services provided pursuant to this Agreement.
14.Indemnification by the Company. The Company shall indemnify and hold harmless Wells REF and its Affiliates, including their respective officers, directors, partners and employees (collectively, “Indemnitees”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation as in effect on the date hereof. Notwithstanding the foregoing, the Indemnitees shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 15 for any activity which Wells REF shall be required to indemnify or hold harmless the Company pursuant to Paragraph 15.
15.Indemnification by Wells REF. Wells REF shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of Wells REF's bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties.
16.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To Wells REF:	Wells Real Estate Funds, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 16.
17.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
18.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
19.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
20.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
21.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
22.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
23.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
24.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Services Agreement on June 29 , 2012, but effective as of July 1, 2012.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ E. Nelson Mills
Name:	E. Nelson Mills
Title:	President

WELLS REAL ESTATE FUNDS, INC.

By:	/s/ Robert M. McCullough
Name:	Robert M. McCullough
Title:	Vice President